Exhibit 99.1

GeoPetro Resources Company to Prepare Financial Plan for NYSE MKT

San Francisco, CA — (Globe Newswire) – July 5, 2012 – GeoPetro Resources Company (NYSE AMEX: GPR) (the “Company”) announced today that on June 28, 2012, the Company was notified by NYSE MKT LLC (the “Exchange”) that its review of the Company’s publicly-available information indicated that the Company was not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”) in that the Exchange believes that the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether it will be able to continue operations and/or meet its obligations as they mature.

In order to maintain listing of its common stock on the Exchange, the Company must submit a plan by July 30, 2012, addressing how the Company intends to regain compliance with Section 1003(a)(iv) by September 28, 2012. The Company intends to submit such a plan by July 30, 2012. If the Exchange accepts the plan, then the Company may be able to continue its listing during the plan period, up to September 28, 2012, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with the plan.

The Company will provide the Exchange with a plan by July 30, 2012 which the Company believes will satisfactorily demonstrate that it will be able to return to compliance with certain of the Exchange’s continued listing standards.

About GeoPetro

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada and Indonesia. GeoPetro has developed an oil and gas property in its Madisonville Field Project in Texas. Elsewhere, GeoPetro has assembled a geographically-diversified portfolio of exploratory and appraisal prospects.

The GeoPetro Resources Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11051

Cautionary Statements

This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may involve known and unknown risks involving market prices for natural gas and oil, economic and competitive conditions, regulatory changes, resource estimates, estimates of proved and probable reserves, production forecasts, geological and engineering uncertainties, potential failure to achieve production from development drilling projects, capital expenditures and other risks and uncertainties, which may cause the actual results to be materially different from those expressed or implied by such statements. Additional risk factors include, among others, those described in the Company's Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. We do not have any intention or obligation to update forward-looking statements included in this press release after the date of this press release, except as required by law.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

CONTACT:	For further information please contact:
GeoPetro Resources Company
Stuart J. Doshi, President & CEO
Telephone: (415) 398-8186
E-Mail: sdoshi@geopetro.com
Website: www.geopetro.com